Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Form S-1 Registration Statement (No. 333-271149) on Form S-3 of Amprius Technologies, Inc. of our report dated June 21, 2022 (except for the reverse recapitalization described in Note 1 as to which the date is November 16, 2022), relating to the financial statements of Amprius Technologies, Inc., appearing in the Annual Report on Form 10-K of Amprius Technologies, Inc. for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP

San Jose, California
October 2, 2023